EXHIBIT 99.1

Lifeway Foods Announces Results for Fourth Quarter and Full Year 2011

2011 Net Sales Increased 20% to $70.4 Million

2011 Gross Profit Increased 32% to $22.5 Million

Company Expects First Quarter 2012 Net Sales to Increase Approximately 14% to $21.0 Million

Company Plans to Initiate Dividend and New Share Repurchase Program

Morton Grove, IL — April 2, 2012—Lifeway Foods, Inc., (Nasdaq: LWAY), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter Results
Fourth quarter of 2011 gross sales increased 16% to $18.7 million compared to $16.1 million for the fourth quarter of 2010.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.  In addition, Lifeway’s Frozen Kefir line, which was launched in April 2011, contributed approximately $0.4 million to sales during the fourth quarter of 2011.

Fourth quarter total consolidated net sales increased 14% to $16.8 million from $14.7 million in the fourth quarter of 2010.  Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.  The total allowance for promotions and discounts in the fourth quarter of 2011 was approximately $2.0 million or 10.5% of gross sales, compared to $1.4 million or 8.6% of gross sales in the same period last year.  This allowance increase of $0.5 million year-over-year is due to an adjustment made during the fourth quarter of 2011 associated with write-offs of accounts receivable balances outstanding as of December 31, 2011 for known discounts.

Gross profit for the fourth quarter of 2011 increased 27% to $4.1 million, compared to $3.8 million in the fourth quarter of the prior year. The Company's gross profit margin increased to 23% in the fourth quarter versus 20% in the fourth quarter of 2010. The increase in gross profit margin is primarily due to the lower cost of transportation and other petroleum-based production supplies, partially offset by the increase in the price of conventional and organic milk, the Company’s largest raw material.  The total cost of milk was approximately 20% higher during the fourth quarter of 2011 when compared to the same period in 2010.

Operating expenses as a percentage of net sales were approximately 25% during the fourth quarter of 2011, compared to approximately 24% during the same period in 2010.   This increase was primarily attributable to increased selling expenses as compared to the same period in 2010.  Selling related expenses increased by $0.4 million to $2.4 million during the fourth quarter of 2011 approximately equal to the same period in 2010.  This increase is directly attributable to increases in marketing and advertising of the Company’s flagship line, Kefir, as well as ProBugs Organic Kefir for kids, BioKefir and Lifeway’s Frozen Kefir.

The company reported a loss in operations of $0.5 million during the fourth quarter of 2011, an improvement of $79,343 from $0.5 million during the same period in 2010.

Income tax benefit was $0.1 million for the fourth quarter approximately equal to the same period in 2010.

Total net loss was $0.4 million or a loss of $0.02 per diluted share for the three-month period ended December 31, 2011 compared to a net loss of $0.2 million or a loss of $0.01 per diluted share in the same period in 2010.

“We are very pleased with our 2011 financial results and are excited to continue this strong momentum into 2012,” said Julie Smolyansky, CEO of Lifeway Foods, Inc.  “In 2012 we will begin limited distribution of our Kefir products in Target, including 189 PFresh and 249 SuperTarget stores.  In addition, our frozen kefir continues to gain momentum and we expect it to produce approximately $0.6 million in sales in the first quarter of 2012.”

Mrs. Smolyansky continued, “We believe our product offerings are extremely on-trend as consumers continue to demand healthy and delicious food products. Going forward, we are very confident in our future growth.  We believe the combination of increased sales and lower milk prices will help us generate approximately $100 million in gross sales and record profitability in 2012.”

2011 Year End Results
Total consolidated gross sales increased 21% or $13.6 million to approximately $77.1 million during the twelve-month period ended December 31, 2011 from $63.5 during the same twelve-month period in 2010.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.  In addition, Lifeway’s Frozen Kefir line, which was launched in April 2011, contributed approximately $0.7 million to sales during the twelve month period ended December 31, 2011.

Total consolidated net sales increased 20% or $11.9 million to $70.4 million during the twelve-month period ended December 31, 2011 from $58.5 million during the same twelve month period in 2010.  Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.

Gross profit for the first twelve months of 2011 increased 32% to $22.5 million, compared to $20.2 million in the fourth quarter of the prior year. The Company's gross profit margin decreased to 32% in the first twelve months versus 34% in the same period last year. The gross profit margin decline was primarily attributable to the cost of conventional and organic milk, the Company’s largest raw material.  The total cost of milk was approximately 20 to 25% higher during the twelve-month period ended December 31, 2011 when compared to the same period in 2010.

Operating expenses as a percentage of net sales were approximately 25% during the twelve-month period ended December 31, 2011 compared to approximately 24% during the same period in 2010.  Selling related expenses increased 34% or $2.6 million to $10.2 million during the twelve-month period ended December 31, 2011, from $7.6 million during the same period in 2010. This increase is directly attributable to the Company recording an approximate $0.7 million expense related its 25th Anniversary Cross Country Mobile tour, which occurred in the second quarter and was expensed during the second quarter of 2011.  The Company views this as a non-recurring advertising expense.

Total net income was $2.9 million or $0.17 per share for the twelve-month period ended December 31, 2011 compared to $3.6 million or $0.22 per share in the same period in 2010.

Balance Sheet/Cash Flow Highlights
The Company had a net decrease in cash and cash equivalents of $2.1 million during the twelve-month period ended December 31, 2011 compared to a net increase in cash and cash equivalents of $2.6 million during the same period in 2010.  The Company had cash and cash equivalents of $1.1 million as of December 31, 2011 compared to cash and cash equivalents of $3.2 million as of December 31, 2010.

Total stockholder’s equity was $35.4 million as of December 31, 2011, which is an increase of $1.7 million when compared to December 31, 2010.  This is primarily due the increase in retained earnings of $2.9 million when compared to December 31, 2010.

Dividend and Share Repurchase Program
The Company today also announced plans to initiate an annual dividend. Subject to declaration by the Board of Directors, the Company plans to initiate its first ever annual dividend sometime in the third quarter of fiscal 2012.

Additionally, on February 6, 2012 the Company’s Board of Directors authorized a new share repurchase program for up to 200,000 shares. The new share repurchase program replaces the existing share repurchase authorization of 250,000 shares beginning in fiscal 2011 under which the Company repurchased approximately 130,000 shares.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details. The conference call is scheduled to begin at 4:30 p.m. ET on Monday, April 2, 2012. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifeway.net, and will be archived online through April 16, 2012.  In addition, listeners may dial 877-407-3982 in North America, and international listeners may dial 201-493-6780. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer.

For more information about Lifeway Kefir, please visit http://www.lifewaykefir.com.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
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About Lifeway Foods

Lifeway Foods, Inc. (NASDAQ:LWAY), recently named one of Fortune Small Business' Fastest Growing Companies for the fifth consecutive year, is America's leading supplier of the cultured dairy products known as kefir and organic kefir. Lifeway Kefir is a dairy beverage that contains 10 exclusive live and active probiotic cultures plus ProBoost™. While most regular yogurt contains only two or three of these "friendly" cultures, Lifeway Kefir products offer greater nutritional benefits and support a healthier life. Lifeway produces various different flavors of its drinkable Kefir and Organic Kefir beverage, and recently introduced a series of innovative new products such as a children's line of Organic Kefir called ProBugs™ with a no-spill pouch and kid-friendly flavors like Goo Berry Pie and Strawnana Split. In addition to its line of Kefir products, the company produces a variety of probiotic cheese products. Lifeway also sells frozen kefir, kefir smoothies and kefir parfaits through its Starfruit™ retail stores.

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.
Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR

Katie Turner
John Mills 646.277.1228

Press:
SSPR – Lauren Kaminski
lkaminski@sspr.com
847.415.9317

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
For the Years Ended December 31, 2011 and 2010

	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$1,115,150	$3,229,939
Investments	1,695,044	1,079,232
Certificates of deposits in financial institutions	300,000	250,000
Inventories	4,954,475	3,985,374
Accounts receivable, net of allowance for doubtful accounts and discounts	7,950,276	6,793,276
Prepaid expenses and other current assets	79,630	158,315
Other receivables	224,204	104,680
Deferred income taxes	338,690	328,470
Refundable income taxes	41,316	906,748
Total current assets	16,698,785	16,836,034

Property and equipment, net	15,198,822	15,152,713

Intangible assets
Goodwill and other non amortizable brand assets	14,068,091	14,068,091
Other intangible assets, net of accumulated amortization of $3,087,940 and $2,304,107 at December 31, 2011 and 2010, respectively	5,218,060	6,001,893
Total intangible assets	19,286,151	20,069,984

Other assets
Long-term accounts receivable net of current portion	289,550	---

Total assets	$51,473,308	$52,058,731

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Checks written in excess of bank balances	$592,040	$1,341,210
Current maturities of notes payable	1,540,716	2,851,610
Accounts payable	4,386,239	4,183,481
Accrued expenses	553,725	509,459
Total current liabilities	7,072,720	8,885,760

Notes payable	5,539,836	6,122,225

Deferred income taxes	3,503,595	3,401,728
Total liabilities	16,116,151	18,409,713

Stockholders' equity
Common stock, no par value; 20,000,000 shares authorized; 17,273,776 shares issued; 16,409,317 shares outstanding at December 31, 2011; 17,273,776 shares issued; 16,536,657 shares outstanding at December 31, 2010	6,509,267	6,509,267
Paid-in-capital	2,032,516	2,032,516
Treasury stock, at cost	(7,606,974)	(6,425,546)
Retained earnings	34,431,296	31,575,875
Accumulated other comprehensive (loss), net of taxes	(8,948)	(43,094)
Total stockholders' equity	35,357,157	33,649,018

Total liabilities and stockholders' equity	$51,473,308	$52,058,731

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
For the Years Ended December 31, 2011 and 2010

	December 31,
	2011		2010

Gross sales	$77,122,999		$63,543,445
Less: discounts and allowances	(7,152,590)		(5,043,552)
Net sales	69,970,409	69,970,409	58,499,893	58,499,893

Cost of goods sold		45,866,632		36,926,973
Depreciation expense		1,552,961		1,393,745

Total cost of goods sold		47,419,593		38,320,718

Gross profit		22,550,816		20,179,175

Selling expenses		10,205,441		7,603,098
General and administrative		6,485,051		5,576,908
Amortization expense		783,833		724,537

Total operating expenses		17,474,325		13,904,543

Income from operations		5,076,491		6,274,632

Other income (expense):
Interest and dividend income		70,611		260,552
Rental income		7,150		11,785
Interest expense		(247,342)		(350,997)
Impairment of investments		(36,032)		---
Gain (loss) on sale of investments, net		(29,256)		250,480
Other expense		(8,364)		---
Total other income (expense)		(243,233)		171,820

Income before provision for
income taxes		4,833,258		6,446,452

Provision for income taxes		1,977,837		2,823,986

Net income		$2,855,421		$3,622,466

Basic and diluted earnings
per common share		0.17		0.22

Weighted average number of
shares outstanding		16,422,948		16,663,557

COMPREHENSIVE INCOME

Net income		$2,855,421		$3,622,466

Other comprehensive income
(loss), net of tax:
Unrealized gains (losses) on
investments (net of tax)		17,616		114,297
Less reclassification adjustment
for (gains) losses included in
net income (net of taxes)		16,530		(147,032)

Comprehensive income		$2,889,567		$3,589,731

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010

	December 31,
	2011	2010

Cash flows from operating activities:
Net income	$2,855,421	$3,622,466
Adjustments to reconcile net income to net
cash flows from operating activities, net of acquisition:
Depreciation and amortization	2,336,794	2,118,282
Loss (Gain) on sale of investments, net	29,256	(250,480)
Loss on disposition of equipment	20,135	—
Impairment of investments	36,032	—
Deferred income taxes	68,217	(96,918)
Treasury stock issued for compensation	—	154,245
Bad debt expense	48,240	17,754
(Increase) decrease in operating assets:
Accounts receivable	(1,494,790)	(811,292)
Other receivables	(119,524)	(54,922)
Inventories	(969,101)	(682,398)
Refundable income taxes	865,432	402,230
Prepaid expenses and other current assets	78,685	(117,618)
Increase (decrease) in operating liabilities:
Accounts payable	202,758	1,419,479
Accrued expenses	84,466	(104,885)
Net cash provided by operating activities	4,042,021	5,615,943

Cash flows from investing activities:
Purchases of investments	(2,434,340)	(2,161,552)
Proceeds from sale of investments	1,810,816	5,669,158
Investments in certificates of deposits	(50,000)	—
Proceeds from redemption of certificates of deposit	—	402,005
Purchases of property and equipment	(1,439,133)	(2,229,274)
Acquisition of the assets of First Juice	—	(270,000)
Net cash (used in) provided by investing activities	(2,112,657)	1,410,337

Cash flows from financing activities:
Proceeds from note payable	2,000,000	250,000
Checks written in excess of bank balances	(749,170)	998,234
Purchases of treasury stock	(1,181,428)	(2,666,288)
Repayment of notes payable	(4,113,555)	(3,008,694)
Net cash used in financing activities	(4,044,153)	(4,426,748)

Net (decrease) increase in cash and cash equivalents	(2,114,789)	2,599,532

Cash and cash equivalents at the beginning of the period	3,229,939	630,407

Cash and cash equivalents at the end of the period	$1,115,150	$3,229,939